UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2008

NEWPARK RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-2960	72-1123385
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 Research Forest Drive, Suite 100 The Woodlands, TX	77381
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 362-6800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Newpark Drilling Fluids do Brasil (“Newpark Brasil”), a majority-owned subsidiary of Newpark Resources, Inc., has entered into negotiations with Petroleo Brasileiro S.A. (“Petrobras”) regarding terms and conditions of the contract described in Invitation No. 047.139.608.8 (the “Lot B Contract”), providing for drilling fluids and related services for both onshore and offshore locations. The Lot B Contract remains subject to negotiation and execution of a final contract, and there can be no assurance that the parties will enter into an agreement. The Lot B Contract is valued by Petrobras at approximately 350 million Brazilian Reals (approximately $200 million USD at current exchange rates) and is expected to have a term of 5 years.

This Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. These statements involve a number of risks, uncertainties and assumptions. Many factors, including those discussed in other public statements and in documents filed by Newpark with the Securities and Exchange Commission, could cause results to differ materially from those stated. The Lot B Contract remains subject to the final negotiation of its terms and conditions, and there can be no assurances that Newpark Brasil and Petrobras will successfully complete the negotiation of the Lot B Contract and enter into the Lot B Contract, or that the full dollar amount of the Lot B Contract will be completed by Newpark Brasil. The status of the Lot B Contract is expected to change from time to time, and Newpark disclaims any obligation to update any of its disclosures except as required by the securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.

Dated: September 5, 2008	By:	/s/ James E. Braun
James E. Braun, Vice President and Chief Financial Officer (Principal Financial Officer)